SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549

                                     FORM 12b-25

                             Notification of Late Filing

                                            Commission File Number 0-14326
                                                                   --------

               (Check one):     / / Form 10-K and Form 10-KSB / / Form 11-K
              / / Form 20-F       /x/ Form 10-Q and Form 10-QSB  / / Form N-SAR

               For period ended              December 31, 1994
                                ------------------------------------------


             Transition Report on Form 10-K and Form 10-KSB
             Transition Report on Form 20-F
             Transition Report on Form 11-K
             Transition Report on Form 10-Q and Form 10-QSB
             Transition Report on Form N-SAR

               For the transition period ended
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               Read Attached Instruction Sheet Before Preparing Form.
          Please Print or Type.

               Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

               If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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                                        PART I
                                REGISTRANT INFORMATION

               Full name of registrant       ZING TECHNOLOGIES, INC.
                                       -----------------------------------


               Former name if applicable     ZEUS COMPONENTS, INC.

                                             115 Stevens Avenue
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                   Address of principal executive office (Street and Number)


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               City, State and Zip Code       Valhalla, New York 10595
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                                       PART II
                                RULE 12b-25(b) AND (c)


               If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

              / /   (a)  The reasons described in reasonable detail in Part
          III of this form could not be eliminated without unreasonable effort or expense;

              /x/   (b)  The subject annual report, semi-annual report,
          transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

              / /   (c)  The accountant's statement or other exhibit
          required by Rule 12b-25(c) has been attached if applicable.


                                       PART III
                                      NARRATIVE

               State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

               Zing was delayed by a day in completing its first EDGAR filing due to its lack of familiarity with EDGAR procedures. The filing was given a filing date of February 15, 1995.




















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                                       PART IV
                                  OTHER INFORMATION


               (1) Name and telephone number of person to contact in regard to this notification.

                     Martin S. Fawer                    914  747-7474
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                    (Name)                 (Area Code)  (Telephone Number)

               (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                             /x/ Yes  / / No

               (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             / / Yes  / / No

               If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

























                                       12b25-3





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                            ZING TECHNOLOGIES, INC.
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                     (Name of Registrant as Specified in Charter)

               Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

          Date      February 15, 1995        By  s/ Martin S. Fawer
               -------------------------       -----------------------------
                                                Chief Financial Officer

                    Instruction.  The form may be signed by an executive
               officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                      ATTENTION


               Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).































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